SECURITIES AND EXCHANGE COMMISSION
                  WASHINGTON, D.C. 20549


                       SCHEDULE 13G
         UNDER THE SECURITIES EXCHANGE ACT OF 1934




                      E-Loan, Inc.
        -------------------------------------------
                    (Name of Issuer)


               Common Stock, $.001 Par Value
         -------------------------------------------
               (Title of Class of Securities)


                        26861P107
              -------------------------------
                      (CUSIP Number)


                    September 17, 1999
  -----------------------------------------------------------
    (Date of Event Which Requires Filing of this Statement)






Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ] Rule 13d-1(b)

          [x] Rule 13d-1(c)

          [ ] Rule 13d-1(d)







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

CUSIP No. 26861P107

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1    NAME OF REPORTING PERSON: Bank of America Corporation

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 560906609
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)[](b)[]
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3    SEC USE ONLY
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4    CITIZENSHIP OR PLACE OF ORGANIZATION: Delaware
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NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH:

5    Sole Voting Power: 0

6    Shared Voting Power: 2,321,555

7    Sole Dispositive Power: 0

8    Shared Dispositive Power: 2,321,555

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9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,321,555
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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES [ ]
----------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 5.9%
----------------------------------------------------------------

12   TYPE OF REPORTING PERSON: HC
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

CUSIP No. 26861P107

----------------------------------------------------------------

1     NAME OF REPORTING PERSON: NB Holdings Corporation

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 561857749
----------------------------------------------------------------

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)[](b)[]
----------------------------------------------------------------

3     SEC USE ONLY
----------------------------------------------------------------

4     CITIZENSHIP OR PLACE OF ORGANIZATION: Delaware
----------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH:

5     Sole Voting Power: 0

6     Shared Voting Power: 2,321,555

7     Sole Dispositive Power: 0

8     Shared Dispositive Power: 2,321,555

----------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

      2,321,555
----------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES [ ]
----------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 5.9%
----------------------------------------------------------------

12    TYPE OF REPORTING PERSON: HC
----------------------------------------------------------------





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

CUSIP No. 26861P107

----------------------------------------------------------------

1     NAME OF REPORTING PERSON: Bank of America, N.A.

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 941687665
----------------------------------------------------------------

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)[](b)[]
----------------------------------------------------------------

3     SEC USE ONLY
----------------------------------------------------------------

4     CITIZENSHIP OR PLACE OF ORGANIZATION: United States
----------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH:

5     Sole Voting Power: 0

6     Shared Voting Power: 2,321,555

7     Sole Dispositive Power: 0

8     Shared Dispositive Power: 2,321,555

----------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

      2,321,555
----------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES [ ]
----------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 5.9%
----------------------------------------------------------------

12    TYPE OF REPORTING PERSON: BK
----------------------------------------------------------------





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

CUSIP No. 26861P107

----------------------------------------------------------------

1     NAME OF REPORTING PERSON: Banc of America Auto Finance Corp.

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 953224681
----------------------------------------------------------------

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a)[](b)[]
----------------------------------------------------------------

3     SEC USE ONLY
----------------------------------------------------------------

4     CITIZENSHIP OR PLACE OF ORGANIZATION: Delaware
----------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH:

5     Sole Voting Power: 2,321,555

6     Shared Voting Power: 0

7     Sole Dispositive Power: 2,321,555

8     Shared Dispositive Power: 0

----------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

      2,321,555
----------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES [ ]
----------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 5.9%
----------------------------------------------------------------

12    TYPE OF REPORTING PERSON: CO
----------------------------------------------------------------





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



ITEM 1  (a) NAME OF ISSUER:

            E-Loan, Inc. ("E-Loan")

        (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            5875 Arnold Road
            Dublin, CA  94568

ITEM 2  (a) NAMES OF PERSONS FILING:

            Bank of America Corporation
            NB Holdings Corporation
            Bank of America, N.A.
            Banc of America Auto Finance Corp.

        (b) ADDRESS OF PRINCIPAL BUSINESS OFFICES:

            Bank of America Corporation
            100 North Tryon Street
            Charlotte, NC  28255

            NB Holdings Corporation
            1209 Orange Street
            Wilmington, DE  19801

            Bank of America, N.A.
            101 South Tryon Street
            Charlotte, NC  28255

            Banc of America Auto Finance Corp.
            1351 Town Center Drive
            Las Vegas, NV  89134

        (c) CITIZENSHIP:

            Bank of America Corporation - Delaware
            NB Holdings Corporation - Delaware
            Bank of America, N.A. - United States
            Banc of America Auto Finance Corp. - Delaware

        (d) TITLE OF CLASS OF SECURITIES:

            Common Stock, $.001 Par Value

        (e) CUSIP NUMBER: 26861P107




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

ITEM 3 - IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b)
OR 13d-2(b)OR (c), CHECK WHETHER THE PERSON FILING IS A:

Not Applicable.


ITEM 4 - OWNERSHIP

With respect to the beneficial ownership of each reporting person, see Items 5 through 8 of the cover pages to this Schedule 13G applicable to each such person (pp. 2-5), which are incorporated herein by reference.


ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

Not Applicable.


ITEM 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
PERSON:

Not Applicable.


ITEM 7 - IDENTIFICATION OF THE SUBSIDIARIES WHICH ACQUIRED
THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

NB Holdings Corporation
Bank of America, N.A.
Banc of America Auto Finance Corp.


ITEM 8 - IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
GROUP:

Not Applicable.


ITEM 9 - NOTICE OF DISSOLUTION OF GROUP:

Not Applicable.









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


ITEM 10 - CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED: October 8, 1999


Bank of America Corporation
NB Holdings Corporation
Bank of America, N.A.

BY: /s/ NEIL A. COTTY


Neil A. Cotty
Senior Vice President



Banc of America Auto Finance Corp.

BY: /s/ PATRICK S. DORAN


Patrick S. Doran
President















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

                          EXHIBIT A
         AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

In accordance with Rule 13d-1(k)(1) under the Securities Exchange
Act of 1934, as amended, the undersigned hereby agree to the joint filing, on behalf of each of them, of a Statement on Schedule
13G (including amendments thereto) with respect to the Common
Stock of E-Loan, Inc. Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information in inaccurate.



DATE: October 8, 1999


Bank of America Corporation
NB Holdings Corporation
Bank of America, N.A.

BY: /s/ NEIL A. COTTY


Neil A. Cotty
Senior Vice President



Banc of America Auto Finance Corp.

BY: /s/ PATRICK S. DORAN


Patrick S. Doran
President









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